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                                                                Exhibit (a)(7)

                       CITADEL COMMUNICATIONS CORPORATION

NEWS ANNOUNCEMENT                               FOR IMMEDIATE RELEASE
CONTACT:
Lawrence R. Wilson, CEO                         Stewart A. Lewack
Donna L. Heffner, CFO                           Jennifer L. Colbert
Tom Doyle, Analyst                              Jaffoni & Collins Incorporated
Citadel Communications Corporation              212/835-8500
702/804-5200                                    citc@jcir.com

 CITADEL BROADCASTING COMPANY ANNOUNCES THE PRICING AND AMENDS THE TERMS OF ITS CONSENT SOLICITATION FOR ITS OUTSTANDING 13-1/4% SERIES B EXCHANGEABLE PREFERRED
  STOCK AND AMENDS THE TERMS OF ITS CONSENT SOLICITATIONS FOR ITS OUTSTANDING 10-1/4% SENIOR SUBORDINATED NOTES DUE 2007 AND 9-1/4% SENIOR SUBORDINATED NOTES
                                    DUE 2008

Las Vegas, Nevada, (June 11, 2001) - Citadel Broadcasting Company (the "Company"), the operating subsidiary of Citadel Communications Corporation, announced today that it has determined the offer consideration that will be paid, and is amending the terms of its consent solicitation, in connection with its cash tender offer and consent solicitation for all of its outstanding 13-1/4% Series B Exchangeable Preferred Stock (the "Preferred Stock"). The Company also announced today that it is amending the terms of its consent solicitations in connection with its cash tender offers and consent solicitations relating to all of the $101,000,000 aggregate principal amount of its 10-1/4% Senior Subordinated Notes due 2007 (the "1997 Notes") and $115,000,000 aggregate principal amount of its 9-1/4% Senior Subordinated Notes due 2008 (the "1998 Notes," and together with the 1997 Notes, the "Notes").

The Company has announced that the offer consideration that will be paid for each share of Preferred Stock that is validly tendered and not withdrawn and accepted for payment by the Company is $121.063 per share. Pursuant to the terms of the offer, the offer consideration was determined by reference to a fixed spread of 100 basis points over the yield to maturity of the 6 3/8% U.S. Treasury Note due June 30, 2002, as of 2:00 p.m., New York City time, on June 11, 2001.


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CITADEL BROADCASTING COMPANY AND CITADEL COMMUNICATIONS CORPORATION       page 2


The Company has also amended its consent solicitation in respect of the Preferred Stock such that all preferred stockholders who validly tender their shares on or prior to the Expiration Date (as defined below) and do not revoke their consents will be entitled to receive the consent payment of $2.00 per share of Preferred Stock. Prior to this amendment, the consent payment was available only to holders who validly tendered their shares and delivered a related consent prior to 12:00 noon, May 18, 2001 (the "Consent Date"). All other terms and conditions of the cash tender offer and consent solicitation with respect to the Preferred Stock are set forth in the Offer to Purchase for Cash and Consent Solicitation Statement, dated May 4, 2001, as amended (the "Offer to Purchase"). The Company will circulate a supplement to the Offer to Purchase shortly. The Consent and Letter of Transmittal previously delivered to each holder with the Offer to Purchase remains valid and should be used for all tenders of shares of Preferred Stock and delivery of related consents.

The Company has also amended its consent solicitations in respect of the Notes such that it will pay a consent payment (the "Consent Payment") of $20.00 per $1,000 principal amount of Notes for each Note that is validly tendered prior to the Expiration Date and accepted for payment by the Company. Prior to this amendment, the Consent Payment was available only to holders who validly tendered their Notes and delivered a related Consent prior to the Consent Date. All other terms and conditions of the cash tender offers and consent solicitations with respect to the Notes are set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 4, 2001, as amended (the "Statement"). The Consent and Letter of Transmittal previously delivered to each holder with the Statement remains valid and should be used for all tenders of Notes and delivery of related consents.

The offers commenced on May 4, 2001 and remain scheduled to expire at 12:00 noon, New York City time, on June 26, 2001, unless extended (the "Expiration Date"). Tenders of Notes may not be withdrawn and the related consents may not be revoked. Tenders of shares of Preferred Stock may not be withdrawn and the related consents may not be revoked after the Expiration Date. The Company may amend, extend or terminate the offers and consent solicitations at any time.

The offers are being made, and the consents are being solicited, in connection with the proposed merger of Citadel Communications Corporation and FLCC Acquisition Corp., with Citadel Communications Corporation as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of January 15, 2001, as amended, between Citadel Communications Corporation and FLCC Holdings, Inc. FLCC Acquisition Corp. is a wholly owned subsidiary of


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CITADEL BROADCASTING COMPANY AND CITADEL COMMUNICATIONS CORPORATION       page 3


FLCC Holdings, Inc. formed by affiliates of Forstmann Little & Co. Holders tendering Notes are required to deliver a consent to certain proposed amendments to the indentures governing the Notes, as described in the Statement. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes. Holders tendering shares of Preferred Stock are required to deliver a consent to certain proposed amendments to the Certificate of Designations governing the Preferred Stock, as described in the Offer to Purchase. Holders may not tender their shares of Preferred Stock without also delivering consents or deliver consents without also tendering their shares of Preferred Stock.

J.P. Morgan Securities Inc. ("JPMorgan") is acting as the dealer manager and solicitation agent for the tender offers and the consent solicitations. The information agent for the tender offers and consent solicitations is Innisfree M&A Incorporated. The tender offers and consent solicitations are being made pursuant to the Statement and related Consent and Letter of Transmittal, dated as of May 4, 2001, as amended, and the Offer to Purchase and related Consent and Letter of Transmittal, dated as of May 4, 2001, as amended, each of which more fully sets forth the terms of the tender offers and consent solicitations.

Additional information concerning the terms of the tender offers and consent solicitations may be obtained from JPMorgan at (212) 270-1100 (collect) or (800) 245-8812. Copies of the Statement and the Offer to Purchase and related documents may be obtained from Innisfree M&A Incorporated at (888) 750-5834.

The Company is a radio broadcaster focused primarily on acquiring, developing and operating radio stations in mid-sized markets throughout the United States. Upon completion of pending transactions, the Company will own or operate 140 FM and 65 AM radio stations in 42 markets, including clusters of four or more stations in 32 markets.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF ACCEPTANCES OF THE OFFERS AND THE CONSENT SOLICITATIONS, WHICH MAY ONLY BE MADE PURSUANT TO THE TERMS OF THE STATEMENT, THE OFFER TO PURCHASE AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL, AS AMENDED OR SUPPLEMENTED.

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